Exhibit 99.2

Reconciliation of GAAP and Non-GAAP Financial Measures

Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.

Items Impacting Earnings

The company believes that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded.

The following items impacted earnings in fiscal 2011:

(1)	In fiscal 2011, the company announced a series of initiatives to improve supply chain efficiency and reduce overhead costs across the organization to help fund plans to drive the growth of the business. The company also announced its intent to close its office in Moscow and exit the Russian market. In the fourth quarter of fiscal 2011, the company recorded pre-tax restructuring charges of $63 million ($41 million after tax or $.12 per share) related to these initiatives.

The table below reconciles financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

(millions, except per share amounts)	Year Ended
July 31, 2011
Earnings before interest and taxes, as reported	$1,279
Add: Restructuring charges (1)	63

Adjusted Earnings before interest and taxes	$1,342

Interest, net, as reported	$111

Adjusted Earnings before taxes	$1,231

Taxes on earnings, as reported	$366
Add: Tax benefit from restructuring charges (1)	22

Adjusted Taxes on earnings	$388

Adjusted effective income tax rate	31.5%

Net earnings attributable to Campbell Soup Company, as reported	$805
Add: Net adjustment from restructuring charges (1)	41

Adjusted Net earnings attributable to Campbell Soup Company	$846

Diluted net earnings per share attributable to Campbell Soup Company, as reported	$2.42
Add: Net adjustment from restructuring charges (1)	0.12

Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$2.54